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                                                                    EXHIBIT 10.6

                        FORM OF NON-COMPETE, TRADE SECRET
                          AND CONFIDENTIALITY AGREEMENT

      THIS AGREEMENT (the "Agreement") is made by and between GREAT WOLF RESORTS, INC. (the "Company") and _______________ ("_______") to confirm certain obligations of the parties hereto.

      WHEREAS, through a series of proposed transactions, the Company will succeed to the family entertainment resort business of The Great Lakes Companies, Inc. ("Great Lakes");

      WHEREAS, _______ has served from time to time as an officer and/or director of Great Lakes and currently serves as an officer and/or director of the Company;

      WHEREAS, each of _______ and the Company desires that ______ continue to serve as an officer and/or director of the Company;

      WHEREAS, during _______'s tenure as an officer and/or director of Great Lakes and the Company, he has and will receive and has had and will have access to Trade Secrets and/or other Confidential Information of Great Lakes and the Company which are highly valuable and unique assets of the Company and the use or disclosure by _______ of any proprietary and/or Confidential Information of Great Lakes, the Company contrary to this Agreement would cause permanent, incalculable and irreparable injury and damage to the Company.

      WHEREAS, _________ has received from Great Lakes, and may in the future receive from the Company, training in the Company's Business, at considerable time and expense to the Company, and through such training _________ has had and will have the opportunity to gain close knowledge of and possible influence over customers of the Company, and will in such capacity possess the good will of the Company, and this Agreement is necessary to protect the Company against unfair loss of said customers, employees or goodwill.

      WHEREAS, each of Great Lakes and the Company has made a significant investment in its workforce, including valuable training, and this Agreement is necessary to protect the Company against unfair loss of its employees.

      NOW, THEREFORE, in consideration of the promises contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

I.    CONSIDERATION FROM THE COMPANY:

      A. In consideration for ______'s willingness to enter into this Agreement and to serve in certain capacities for the Company from time to time, the Company will (i) pay to ______ an annual fee, paid in accordance with the Company's payroll policies, of $_______, subject to annual adjustments in the discretion of the Compensation Committee; (ii) pay to _____ an annual bonus, determined in the sole discretion of the Compensation Committee, of up to 100% of the annual fee

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            set forth in clause (i), as may be adjusted from time to time; and
            (ii) accelerate the vesting of any outstanding options granted to _____ pursuant to the Company's 2004 Incentive Stock Plan to the date upon which ______ either fails to be nominated for re-election to the Board of Directors of the Company or fails to be re-elected to the Board of Directors by the Company's stockholders; provided, however, that ______'s unwillingness to stand for re-election shall not cause the acceleration of vesting of any options pursuant to this Agreement.

      B. The Company would not have continued its relationship with _______ but for ________ entering into this Agreement.

      C. _________ acknowledges and agrees that the foregoing consideration from the Company is sufficient and valid consideration to support ________'s obligations in this Agreement.

II.   _________'S ASSURANCES:

      A. _______ is not under any contractual agreement, including any with a former employer, that would conflict with or in any way prevent _______ from entering into this Agreement or from performing any and all of ______'s obligations to the Company, including contacting any customers or prospective customers.

      B. _________ will not utilize any proprietary or confidential materials or information of any former employer (other than Great Lakes) while serving in any capacity for the Company. Proprietary or confidential information does not include general skills or knowledge generally known or available to others.

III.  NON-COMPETE AND NON-SOLICITATION AGREEMENT:

During the period that _____ serves as an officer and/or director of the Company and for a period of one (1) year thereafter, ______ shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

      A. Compete with the Company by engaging in the development, construction, operation and/or management of family entertainment resorts featuring indoor waterparks within fifty (50) miles of a location where the Company conducts its Business or is planning to conduct its Business;

      B. Call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or its affiliates with whom ______ had contact, knowledge of, or association at any time during
            ______'s term as an officer and/or director of Great Lakes, the Company or any of their affiliates, or, with respect to the one (1) year period after _____ is no longer an officer and/or director of the Company (the "Restricted Period"), at any time during the twelve
            (12) month period immediately preceding the beginning of the Restricted Period,

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            to terminate his or her employment or business relationship with the
            Company or its affiliates and shall not assist any other person or entity in such a solicitation; or

      C. Call on or solicit for the purpose of competing with the Company or its affiliates any customers of Great Lakes, the Company or any of their affiliates with whom ______ had contact, knowledge or association at any time during the time that ______ served as an officer and/or director of Great Lakes or the Company or their affiliates, or, with respect to the Restricted Period, at any time during the twelve (12) month period immediately preceding the beginning of the Restricted Period.

IV.   FOR PURPOSES OF THE NON-COMPETE AND NON-SOLICITATION SECTION:

      A. The covenants in Section III of this Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Agreement relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

      B. All of the covenants in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action ________ may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

      C. ________ has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictive covenants in this Agreement impose a fair and reasonable restraint on _______ and are reasonably required to protect the interests of the Company.

      D. _______ agrees that the Company shall be entitled to immediate injunctive relief for any breach or threatened breach of any of the provisions of this Agreement, and that a restraining order and/or an injunction may issue against ______ to prevent or restrain any such breach or threatened breach, in addition to any other rights or remedies at law the Company may have. _______ further agrees that, in the event that any legal action becomes necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, in addition to its court costs, to such reasonable attorney's fees, expert witness fees, and legal expenses as shall be fixed by a court of competition jurisdiction.

V.    TRADE SECRETS AND CONFIDENTIAL INFORMATION:

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      A.    For purposes of this Agreement, the "Business" of the Company means the development, construction, operation and/or management of family entertainment resorts featuring indoor waterparks.

      B. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, any secret, confidential or proprietary information possessed by Great Lakes, the Company or any of their affiliates relating to their businesses, including, without limitation, customer lists, details of client or consulting contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, base technologies, systems, structures and architecture, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, future business plans, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of Great Lakes, the Company or any of their affiliates.

      C. For purposes of this Agreement, the term "Trade Secret" shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and its affiliates to maintain its secrecy.

      D. _______ acknowledge and agrees that he as an officer and/or director of Great Lakes, the Company or any of their affiliates, _____ is in a confidential relationship wherein, in the course of this relationship with Great Lakes, the Company or any of their affiliates, ______ has received or will receive and has had or will have access to Confidential Information and Trade Secrets of Great Lakes and/or the Company. Accordingly, ______ is willing to enter into the covenants contained in this Agreement in order to provide the Company with what _______ considers to be reasonable protection for its interests.

      E. _______ hereby agrees that, during the period that ____ serves as an officer and/or director of the Company and during the Restricted Period, ______ will hold in confidence all Confidential Information of Great Lakes, the Company and any of their affiliates that came into ______'s knowledge while holding such position and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.

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      F.    ______ hereby agrees to hold in confidence all Trade Secrets of
            Great Lakes, the Company and any of their affiliates that came into ______'s knowledge while holding any position as an officer and/or director of Great Lakes, the Company or any of their affiliates and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as information remains a Trade Secret.

      G. Notwithstanding the foregoing, the provisions of this Section will not apply to (i) information required to be disclosed by _______ in the ordinary course of his or her duties, (ii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of ______ or any person or entity acting by or on _______'s behalf, or (iii) Confidential Information or Trade Secrets which ______ is required to disclose by law, regulation, or court order. In the event that _______ is required to make a disclosure as set forth in subsection
            (iii), _______ shall notify the Company prior to making any disclosure.

      H. The parties agree that the restrictions stated in this Section are in addition to and not in lieu of protections afforded to Trade Secrets and Confidential Information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's rights under applicable state law to protect its Trade Secrets and Confidential Information.

VI.   CHOICE OF LAW AND FORUM:

      This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Delaware, not including its choice of law rules. Furthermore, the state and federal courts within the State of Delaware shall have the exclusive jurisdiction over any disputes arising under or relating to this Agreement. The Employee's signature acknowledges that this Agreement serves as a waiver of any jurisdictional challenge, be it personal, subject matter or otherwise to the courts within the State of Delaware.

VII.  ENTIRE AGREEMENT:

      This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto with respect to its subject matter. There are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except the agreements set forth in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall affect any other written employment contract or restrictive covenant agreement _____ may have with the Company or any of its affiliates. The Company may assign this Agreement to any successor, subsidiary, parent, or affiliate. _______ may not assign any part of this Agreement.

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            This  ___ day of _____________, 2004.

[NAME]

Signed:________________________________

Print Name:____________________________

Date:__________________________________

GREAT WOLF RESORTS, INC.

By:____________________________________

Title:_________________________________

Date:__________________________________

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  SCHEDULE TO FORM OF NON-COMPETE, TRADE SECRET AND CONFIDENTIALITY AGREEMENT

A Non-Compete, Trade Secret and Confidentiality Agreement, in the form attached hereto, has been executed with each of the following individuals, with the material terms indicated below:

1. Bruce D. Neviaser: Annual fee - $150,000
2. Marc B. Vaccaro: Annual fee - $130,000

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